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                                                                    Exhibit 99.1

                        COMPANY CONTACT:   Vion Pharmaceuticals, Inc.
                                           Howard B. Johnson, CFO
                                           (203) 498-4210 phone


         Vion Initiates Phase 2 Trial of Triapine'r' in Prostate Cancer


NEW HAVEN, CT, January 27, 2003 - VION PHARMACEUTICALS, INC. (NASDAQ NM: VION) announced today that it had initiated a new multi-center Phase 2 trial of Triapine'r' as a single agent in patients with advanced hormone-refractory prostate cancer.

Dr. Mario Sznol, Vice President, Clinical Affairs, stated, "With the initiation of this trial, we now have two ongoing Phase 2 studies of Triapine'r' as a single agent, and are also planning to study Triapine'r' in combination with gemcitabine in Phase 2 trials in non-small cell lung and pancreatic cancer. The Triapine'r'-gemcitabine Phase 2 trials are expected to commence in the next few months." He added, "We expect information from all of these trials to be helpful in establishing the Phase 3 strategy for Triapine'r'."

Triapine'r' is designed to be a potent inhibitor of ribonucleotide reductase, an enzyme important for DNA synthesis and repair. In Phase 1 trials, Triapine'r' was well-tolerated and evidence of anti-tumor activity was observed in several malignancies. Vion licenses Triapine'r' technology from Yale University.

Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes: Triapine'r', a potent inhibitor of a key step in DNA synthesis and repair; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Vion's plans to differ or results to vary from those expected, including the inability to access capital and funding on a timely basis and on favorable terms, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2001. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.